EXECUTION VERSION

EP 136 Earning Agreement

Paltar Petroleum Limited  (ACN 149 987 459)

Nation Energy (Australia) Pty Ltd  (ACN 606 533 046)

Contents

1.	Defined terms	1
2.	Initial Consideration	2
3.	Operator	2
4.	Operating Committee	8
5.	Work Programs and Budgets	11
6.	Production Licences	13
7.	Default	14
8.	Relinquishments and renewals	16
9.	Transfer of interest or rights	16
10.	Withdrawal from Agreement	17
11.	Relationship of Parties and Tax	18
12.	Confidential Information	20
13.	Force majeure	21
14.	Notices	22
15.	Applicable law and arbitration	23
16.	Term	24
17.	General provisions	24
18.	Definitions	27

Schedule 1:  Royalties

Schedule 2:  Nation Blocks

Schedule 3:  Permit Year 3 Work Program and Budget

Annex 1:      Accounting Procedure

EP 136 Earning Agreement

Dated 30 August 2015

Parties

Paltar Petroleum Limited (ACN 149 987 459) of Level 10, 32 Martin Place, Sydney,
New South Wales 2000 (Paltar)

and

Nation Energy (Australia) Pty Ltd  (ACN 606 533 046) of RPO Box 60610, Granville Park,
Vancouver, British Columbia V6H 4B9 (Nation)

Background

A.	Paltar and Sweetpea each own an undivided 50% interest in the Permit.

B.
Paltar and Sweetpea have associated themselves under the JVOA as an unincorporated joint venture to conduct petroleum exploration on lands covered by the Permit and certain other permits granted under the Petroleum Act.

C.
Under the JVOA, Paltar has the right to designate a specific Block covered by the Permit, which will then cause that designated Block and all diagonally contiguous Blocks in a checkerboard pattern within the Permit to be allocated to Paltar.

D.	Under the Petroleum Act, Paltar may apply for a Production Licence covering one or more of the Blocks allocated to it after discovering a commercially exploitable accumulation of petroleum.

E.
The Parties enter into this Agreement to evidence their binding agreement concerning Cash Consideration and Share Consideration, the costs of Operations to be borne by Nation, and the interests that may be earned by Nation if one or more Production Licences are issued to Paltar covering one or more of the Nation Blocks.

Operative provisions

1.	Defined terms

Clause 18 of this Agreement sets out and explains the defined terms, or refers to the definitions of the terms, and the rules of interpretation that apply.

2.	Initial Consideration

2.1	Share Consideration

Nation Energy Inc., a Wyoming corporation, has agreed to issue on December 17, 2015 600,000,000 of its common shares (the Share Consideration) to Paltar, and Paltar has agreed to certain restrictions on the transfer of such shares, under the terms of the Third Amended and Restated Letter Agreement, dated 30 August 2015 between Nation Energy Inc. and Paltar (the Letter Agreement), in the event that an Exchange Transaction (as defined in the Letter Agreement) has not been consummated on or before December 16, 2015.

2.2	Cash Consideration

No later than 31 December 2015, Nation shall pay by wire transfer to an account designated by Paltar the sum of $769,143.  If Nation fails timely to pay this amount to Paltar, this Agreement shall terminate, Paltar shall retain the share consideration described in Clause 2.1, and neither Party shall have any further obligation to the other.

2.3	Non-Refundable Consideration for Earning Rights

The Share Consideration (if issued) and Cash Consideration are non-refundable consideration for the right given Nation hereunder to earn interests in any Production Licences covering the Nation Blocks that may be granted Paltar under the Permit.

3.	Operator

3.1	Designation of Operator

Paltar is hereby designated as Operator, and agrees to act as such in accordance with this Agreement.

3.2	Designation of Blocks

Paltar will use its best efforts to cause the Nation Blocks to be selected as Paltar Blocks under Article 11 of the JVOA.

3.3	Rights and Duties of Operator

(a)
Subject to the terms and conditions of the JVOA and this Agreement, Paltar shall have all of the rights, functions and duties of Operator under this Agreement and will have exclusive charge of and shall conduct all Operations on the Nation Blocks under the overall direction of the Operating Committee.  Paltar may employ independent contractors and agents, including Related Bodies Corporate of Paltar, in such Operations.

(b)
Paltar warrants and represents to Nation that the JVOA and Paltar’s Participating Interest under the JVOA are in good standing and are not subject to any breach, default or other circumstance that will or may result in the JVOA terminating or Paltar’s Participating Interest under the JVOA being surrendered, transferred or assigned or becoming subject to any Encumbrance. Paltar shall:

(i)	perform all actions necessary to comply with the requirements imposed upon it by the JVOA;

(ii)	take all steps as are necessary or appropriate under the JVOA in order to:

(A)	maintain its position as operator under the JVOA and use its positon as operator under the JVOA to achieve the objectives of this Agreement;

(B)	implement the decisions of the Operating Committee, including by making all decisions and casting all votes under the JVOA consistently with the decisions of the Operating Committee; and

(C)
without limiting clause 5.1(d), and subject to applicable Government requirements, ensure that all Work Programs and Budgets, including the Initial Work Program, and any of Paltar’s Sole Risk Exploration (as those terms are defined in the JVOA) consist of work to be performed on or for the benefit of the Nation Blocks,

(iii)	not grant, create or allow the grant or creation of any Encumbrance over Paltar’s Participating Interest as defined in the JVOA without the prior written consent of Nation;

(iv)	not sell, transfer, assign or otherwise dispose of or part with possession of Paltar’s Participating Interest under the JVOA without the prior written consent of Nation;

(v)
immediately notify Nation of any act, event, circumstance, correspondence, notice or other information (in any form and from whatever source) that may cause, or is relevant to, Paltar’s Participating Interest under the JVOA becoming the subject of an Encumbrance or being surrendered, transferred, assigned or disposed of; and

(vi)
take all steps as are necessary or appropriate to ensure that the application for, grant and transfer of a Production Licence to Nation occurs as soon as practicable following a decision by Nation under clause 6.1(b).

(c)	In the conduct of Operations, Paltar shall:

(i)	perform Operations in accordance with the provisions of the Permit, the Laws, this Agreement and the decisions of the Operating Committee;

(ii)
conduct all Operations in a diligent, safe and efficient manner in accordance with good and prudent oil field practices and field conservation principles generally followed by the international petroleum industry under similar circumstances;

(iii)	prepare and submit to the Operating Committee the proposed Work Programs and Budgets as provided in clause 5;

(iv)	acquire all permits, consents, approvals, surface or other rights that may be required for the conduct of Operations;

(v)	permit Nation’s representatives to have at all reasonable times and at their own risk and expense reasonable access to the Operations with the right to observe all such Operations;

(vi)
pay to the Government within the periods and in the manner prescribed by the Laws, all periodic payments, taxes, fees and other amounts pertaining to Operations, but excluding any taxes measured by the incomes of the Parties;

(vii)
carry out the obligations of Paltar pursuant to the Permit, including, but not limited to, preparing and furnishing such reports, records and information as may be required pursuant to the Petroleum Act;

(viii)
have, in accordance with the decisions of the Operating Committee, the exclusive right and obligation to represent the Parties in all dealings with the Government with respect to matters arising under Operations;

(ix)
act as the Parties’ representative in respect of Native Title Rights and aboriginal heritage issues, negotiate and enter into agreements with the parties to Native Title Claims, and in all other respects deal with issues of this kind as and when they arise, including the recognition of Native Title Rights and the settlement of Native Title Claims;

(x)
in case of an emergency (including a significant fire, explosion, Petroleum release, or sabotage; incident involving loss of life, serious injury to an employee, contractor, or third party, or serious property damage; strikes and riots; or evacuations of Paltar personnel): (i) take all necessary and proper measures for the protection of life, health, the environment and property; and (ii) as soon as reasonably practicable, notify Nation of the details of such emergency and any measures it has taken or plans to take in response; and

(xi)	do all other acts and things that are reasonably necessary or desirable to fulfil its functions or are incident to the above powers and duties.

3.4	Paltar Personnel

(a)	Paltar shall engage or retain such employees, contractors, consultants and agents as are reasonably necessary to conduct Operations.

(b)
Subject to the Laws and this Agreement, Paltar will determine the number of employees, contractors, consultants and agents, the selection of such persons, their hours of work, and the compensation to be paid to all such persons in connection with Operations.

3.5	Information Supplied by Paltar

(a)	Paltar shall provide Nation with the following data and reports from the Operations:

(i)	copies of all logs or surveys;

(ii)	daily drilling reports;

(iii)	copies of all tests and core data and analysis reports;

(iv)	final well report;

(v)	copies of the final geological and geophysical maps, seismic sections and shot point location maps and reports;

(vi)	engineering studies, development schedules and annual progress reports on development projects;

(vii)	field and well performance reports, including reservoir studies and reserve estimates; and

(viii)	copies of all reports relating to Operations furnished by Paltar to a Government.

(b)
Paltar shall provide Nation such additional information as Nation may reasonably request in writing, provided that Nation must pay the costs of preparing such information and the preparation of such information must not unduly burden Paltar’s administrative and technical personnel.

(c)
Paltar shall give Nation access at all reasonable times during normal business hours to all data and reports acquired in the conduct of Operations.  Nation may make copies of such other data at its sole expense.

3.6	Settlement of Claims and Lawsuits

(a)
Paltar shall promptly notify Nation of any and all claims or suits which arise out of Operations or relate in any way to Operations.  Paltar shall represent Nation and defend or oppose the claim or suit. Paltar may in its sole discretion compromise or settle any such claim or suit or any related series of claims or suits for an amount not to exceed the equivalent of $250,000, exclusive of legal fees.  Paltar shall seek guidance from the Operating Committee on amounts in excess of the above-stated amount.  Nation shall have the right to be represented by its own counsel at its own expense in the settlement, compromise or defence of such claims or suits.

(b)	Nation shall promptly notify Paltar of any claim made against Nation by a third party which arises out of or may affect the Operations.

3.7	Limitation on Liability of Paltar

(a)
Except as set out in Clause 3.7(c), neither Paltar nor any other Indemnitee (as defined below) shall bear any damage, loss, cost, expense or liability resulting from performing (or failing to perform) the duties and functions of Operator, and the Indemnitees are hereby released from liability to Nation for any and all damages, losses, costs, expenses and liabilities arising out of, incidental to or resulting from such performance or failure to perform, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Paltar (or any such Indemnitee).

(b)
Except as set out in Clause 3.7(c), Nation shall defend and indemnify Paltar and its Related Bodies Corporate, and their respective employees, officers and directors (collectively, the Indemnitees), from any and all damages, losses, costs, expenses (including reasonable legal costs, expenses and attorneys' fees) and liabilities incidental to claims, demands or causes of action brought by or on behalf of any person or entity, which claims, demands or causes of action arise out of, are incidental to or result from Operations, even though caused in whole or in part by a pre-existing defect, the negligence (whether sole, joint or concurrent), strict liability or other legal fault of Paltar (or any such Indemnitee).

(c)
Notwithstanding Clauses 3.7(a) and 3.7(b), if any Senior Supervisory Personnel of Paltar or its Related Bodies Corporate engage in Wilful Misconduct which proximately causes Nation to incur damages, loss, cost, expense or liability for claims, demands or causes of action referred to in Clauses 3.7(a) or 3.7(b), then Paltar shall be liable for such damages, loss, cost, expense and liability.

(d)	Notwithstanding the foregoing, under no circumstances shall Paltar or any other Indemnitee ever bear any Consequential Loss.

(e)
In the event that there is a change of Operator then, from the date a new Operator is appointed, the new Operator shall have the benefit of each of clause 3.7(a) – (d) as if the new Operator were named in those clauses in place of Paltar.

3.8	Insurance Obtained by Paltar

(a)	Paltar shall maintain for such limits as it may reasonably believe prudent any and all insurance it believes appropriate under the circumstances, including:

(i)	All insurance required by the Laws;

(ii)	Third party liability insurance covering liability to third parties which may arise in connection with the Operations;

(iii)
Cost of well control/redrilling and recompletion expenses/seepage and contamination and pollution liability insurance covering expenses incurred in regaining control of wells including materials and services necessary to bring the wells under control and costs expended to reinstate the well to the depth and condition which existed prior to an insured occurrence; and

(iv)	Workers compensation insurance.

(b)	Paltar shall, in respect of such insurance:

(i)
use reasonable endeavours to procure or cause to be procured such insurance prior to or concurrent with the commencement of relevant operations and maintain or cause to be maintained such insurance during the term of the relevant operations or any longer term required under the Permit or the Laws;

(ii)	promptly inform Nation when insurance is taken out and at Nation’s request supply it with certificates of insurance or copies of the relevant policies when they are issued; and

(iii)	duly file all claims and take all necessary and proper steps to collect any proceeds.

(c)	Paltar shall use its reasonable endeavours to require all contractors (including sub-contractors) performing work with respect to the Operations to:

(i)	obtain and maintain all insurance required under the Laws or any decision of the Operating Committee; and

(ii)	provide Paltar with certificates reflecting such insurance prior to the commencement of their services.

3.9	Resignation

Subject to Clause 3.11, Paltar may resign as Operator at any time by so notifying Nation at least 120 days before the effective date of such resignation.

3.10	Removal

(a)	Paltar shall resign immediately if it dissolves, liquidates, is wound up, or otherwise terminates its existence.

(b)	Subject to Clause 3.11, Paltar shall be removed upon receipt of notice from any Party if:

(i)	Paltar becomes insolvent, bankrupt or makes an assignment for the benefit of creditors; or

(ii)	a receiver or receiver and manager is appointed for a majority (by value) of Paltar's assets.

(c)
Subject to Clause 3.11, Paltar may be removed by written notice from Nation if Paltar has committed a material breach of this Agreement and has either failed to commence to cure that breach within 30 days after receipt of a Notice from Nation detailing the alleged breach or failed to diligently pursue the cure to completion.

3.11	Appointment of Successor

When a change of Operator occurs pursuant to Clause 3.9 or Clause 3.10:

(a)
the Operating Committee shall meet as soon as possible to elect a successor Operator; provided, however, that if Paltar has been removed or is deemed to have resigned and either fails to vote or votes only to succeed itself, then the successor Operator shall be elected by the affirmative vote of Nation alone.

(b)
if Paltar disputes commission of or failure to rectify a material breach alleged pursuant to Clause 3.10(c) and proceedings are initiated pursuant to Clause 15.2, Paltar shall continue as Operator and no successor Operator may be appointed pending the conclusion or abandonment of such proceedings;

(c)	Paltar, if it resigns or is removed as Operator, shall be compensated out of the Operating Account for its reasonable expenses related to its resignation or removal;

(d)
Paltar, if it resigns or is removed as Operator, and the successor Operator shall arrange for the taking of an inventory of all Property and an audit of the books and records relating to Operations, the cost of which shall be charged to the Operating Account;

(e)	the resignation or removal of Paltar as Operator and its replacement by the successor Operator shall not become effective prior to receipt of any necessary Government approvals; and

(f)
upon the effective date of the resignation or removal, the successor Operator shall succeed to all duties, rights and authority prescribed for Operator.  Paltar shall transfer to the successor Operator custody of all Property, books of account, records and other documents maintained by Operator pertaining to the Nation Blocks and to Operations.  Upon delivery of the above-described property and data, Paltar shall be released and discharged from all obligations and liabilities as Operator accruing after such date, except to the extent such liabilities relate to facts, matters or circumstances which occurred prior to such date

3.12	Commingling of Funds

Paltar may commingle with its own funds the monies which it receives from or for the Operating Account pursuant to this Agreement.

3.13	Delegation

Operator may delegate all or part of its rights or responsibilities as Operator under this agreement to a Related Body Corporate.  Any such delegation shall not relieve Operator of its obligations and liabilities under this Agreement.

4.	Operating Committee

4.1	Establishment of Operating Committee

An Operating Committee composed of representatives of each Party shall provide overall supervision and guidance to Paltar concerning the direction of Operations.  Each Party shall appoint one representative and two alternates to serve on the Operating Committee.  Each Party shall as soon as possible after the date of this Agreement give notice in writing to the other Party of the name and address of its representative, its first alternate and its second alternate serving on the Operating Committee.  Each Party shall have the right to change its representative and alternate representatives at any time by giving Notice to such effect to the other Party.

4.2	Authority to Vote

The representative of a Party, or in his absence the alternate representative, shall be authorised to represent such Party with respect to any matter which is within the power of the Operating Committee and is properly brought before the Operating Committee. Each such representative shall have one vote on matters coming before the Operating Committee.  Alternate representatives may attend Operating Committee meetings, but shall have no vote at such meetings except in the absence of the representative for whom they are the alternate.  In addition to the representative and alternate representatives, each Party may also bring to any Operating Committee meetings such technical and other advisers as it may deem appropriate.  The technical and other advisers shall be given the opportunity to present data and voice opinions on behalf of a Party, but may not vote.

4.3	Subcommittees

The Operating Committee may establish such advisory subcommittees, including technical and commercial subcommittees, as the Operating Committee may deem appropriate.

4.4	Notice of Meeting

(a)	Either Party may call a meeting of the Operating Committee by giving Notice to the other Party at least 15 days in advance of such meeting.

(b)	Notice periods above may be waived with unanimous consent of all Parties.

(c)	The day the Notice was delivered and the date the meeting is to be held shall not be included in calculating the Notice period.

(d)
Notwithstanding the above, Nation agrees that if there is an operational issue involving an urgent operational matter, then Nation shall be deemed to have waived the above notice period so that the Operating Committee may make a decision within 48 hours, as contemplated by Clause 4.11(a)(i).

4.5	Contents of Meeting Notice

(a)	Each Notice of a meeting of the Operating Committee shall contain:

(i)	the date, time and location of the meeting;

(ii)	an agenda of the matters and proposals to be considered and/or voted upon; and

(iii)	copies of all proposals to be considered at the meeting.

(b)	A Party receiving Notice may, by Notice to the other Party given not less than seven days before a meeting, may add additional matters to the meeting agenda.

(c)	With the unanimous consent of all Parties, the Operating Committee may consider at a meeting a proposal not contained in such meeting agenda.

4.6	Location of Meetings

All meetings of the Operating Committee shall be held in Sydney, New South Wales, or elsewhere as may be decided unanimously by the Operating Committee.

4.7	Operator's Duties for Meetings

(a)	With respect to meetings of the Operating Committee and any subcommittee, Paltar's duties shall include, but not be limited to:

(i)	conduct of the meeting; and

(ii)	preparation of a written record or minutes of each meeting.

(b)	Paltar shall have the right to appoint the chairman of the Operating Committee and all subcommittees.

4.8	Voting Procedure

Except as otherwise expressly provided in this Agreement in respect of certain specific matters, all decisions, approvals and other actions of the Operating Committee on all proposals coming before it shall be decided by Paltar alone.

4.9	Record of Votes

The chairman of the Operating Committee shall appoint a secretary who shall make a record of each proposal voted on and the results of such voting at each Operating Committee meeting.  Each representative shall sign and be provided a copy of such record at the end of such meeting and it shall be considered the final record of the decisions of the Operating Committee.

4.10	Minutes

The secretary shall provide each Party with a copy of the minutes of the Operating Committee meeting within 21 days after the end of the meeting.  Each Party shall have 14 days after receipt of such minutes to give notice of its objections to the minutes to the secretary. A failure to give notice specifying objection to such minutes within said 14 day period shall be deemed to be approval of such minutes. In any event, the votes recorded under Clause 4.9 shall take precedence over the minutes described above.

4.11	Voting by Notice

(a)
In lieu of a meeting, any Party may submit any proposal to the Operating Committee for a vote by Notice.  The proposing Party shall notify Operator who shall give each representative notice describing the proposal so submitted and whether Paltar considers such operational matter an urgent operational matter.  Each Party shall communicate its vote by Notice to Paltar and any other Party within one of the following appropriate time periods after receipt of Operator's notice:

(i)	48 hours in the case of urgent operational matters;

(ii)	14 days in the case of all other proposals.

(b)
Except in the case of Clause 4.11(a)(i), Nation may by Notice delivered to Paltar within five days after receipt of Paltar's notice request that the proposal be decided at a meeting rather than by notice. In such an event, that proposal shall be decided at a meeting duly called for that purpose.

(c)	Except as provided in Clause 10.1(b), a Party failing to communicate its vote in a timely manner shall be deemed to have voted against such proposal.

(d)	If a meeting is not requested, then at the expiration of the appropriate time period, Paltar shall give Nation a confirmation notice stating the tabulation and results of the vote.

5.	Work Programs and Budgets

5.1	Agreed Permit Work Programs and Budgets

(a)	The Work Program and Budget detailing the Operations to be performed in respect of the Permit for the remainder of the third Permit Year is attached as Schedule 3.

(b)
On or before the first day of June of each year beginning 2016 and continuing each year thereafter, Operator shall deliver to Nation a proposed Work Program and Budget detailing the Operations to be performed in respect of the Permit for the following Permit Year.  Within 30 days of such delivery, the Operating Committee shall meet to consider and endeavour to agree a Work Program and Budget.

(c)
The Work Program and Budget for the fourth and subsequent Permit Years will be adopted by the unanimous vote of both Paltar and Nation; provided, however, that if the Parties fail unanimously to agree, the proposed Work Program and Budget reasonably estimated to cost the least will conclusively be deemed adopted, so long as such proposed Work Program and Budget (i) consists solely of work to be performed on or for the benefit of the Nation Blocks and (ii) will satisfy all of the Minimum Work Obligations of that Permit Year.  For the avoidance of doubt, geological and geophysical operations conducted both on the Nation Blocks and on adjoining lands shall be considered work performed on or for the benefit of the Nation Blocks where the operator believes such work prudent to gain a fuller understanding of the geology of the Nation Blocks.

(d)
Work Programs and Budgets for subsequent years will be determined under the JVOA.  Paltar will initially propose to the Management Committee of that joint venture a Work Program and Budget consisting of work to be performed on or for the benefit of the Nation Blocks in an amount sufficient to satisfy the Minimum Work Obligations of that Permit Year.  This initial Paltar proposal will be unanimously agreed by Paltar and Nation or, failing unanimous agreement, will be the lowest cost proposal.  If this initial Paltar proposal for a particular year is not adopted by the Beetaloo Joint Venture Management Committee, then Paltar will have sole authority to negotiate, propose, vote, and otherwise act in respect of subsequent proposals in Paltar’s sole discretion.  Paltar will not be required to consult or seek the approval of Nation in connection with its actions relating to these subsequent proposals, although it will endeavour to keep Nation informed concerning these proposals and to consider any views that may be expressed by Nation.

(e)
Any approved Work Program and Budget may be revised by the Operating Committee from time to time.  To the extent such revisions are approved by the Operating Committee, the Work Program and Budget will be amended accordingly.

5.2	Sole Risk Exploration Work Programs and Budgets

(a)
If less than all of the work initially proposed to the Beetaloo Venture Management Committee is ultimately included in the approved Work Program and Budget by the Beetaloo Venture for that year, then either Paltar or Nation may propose to the Operating Committee that some or all of the omitted work be proposed to the Beetaloo Venture Participants under a Sole Risk Exploration Notice, as that term is defined in the JVOA.

(b)	The Operating Committee decision whether to propose such omitted work to the Beetaloo Venture Participants shall be decided by Nation alone.

(c)
If the Operating Committee decides to propose such omitted work to the Beetaloo Venture Participants, Paltar shall take all action necessary to comply with the Sole Risk Exploration Notice requirements of the JVOA and to cause such work to be timely commenced.

5.3	Funding of Work Program Expenses

(a)	Nation agrees to contribute 100% of the actual Work Program Expenses.

(b)	Nation must pay all Work Program Expenses as follows:

(i)
As soon as practicable after Nation has such funds conveniently available,  Nation will deliver to Paltar the full amount of the estimated Work Program and Budget costs for the remainder of the third Permit Year, as shown in Schedule 3;

(ii)
Estimated Work Program Expenses for subsequent years will be delivered to Paltar on or before the date which is the 150th day anniversary following the date on which the applicable Permit was granted; and

(iii)
Amounts in addition to the estimated amounts set forth in approved Work Programs and Budgets, whether incurred as a result of cost overruns, unforeseen events, or otherwise, will be delivered by Nation to Paltar in accordance with the cash call procedures set forth in clause 1.6 of the Accounting Procedure.

6.	Production Licences

6.1	Decision to Apply

(a)
If a Discovery is made on a Nation Block, Paltar shall deliver any notice of Discovery required under the Petroleum Legislation and shall as soon as possible submit to the Operating Committee a report containing available details concerning the Discovery and Operator’s recommendation as to whether a Production Licence should be sought.

(b)	The Operating Committee decision whether to apply to the Government for a Production Licence covering such Nation Block shall be decided by Nation alone.

6.2	Production Licence Granted

(a)
Upon the grant of a Production Licence for a Nation Block and the receipt of all necessary transfers to Paltar from any other party to the JVOA concerning the Nation Block, Paltar will deliver to Nation registrable transfer forms of Paltar’s entire interest in the Production Licence, insofar as it covers the Nation Block, except for the payment of stamp duty and registration fees.  Nation will lodge the transfer forms, together with a notice appointing Nation or its designee as Operator of the Production Licence, with the Government for approval and registration, as required under the Petroleum Act, and promptly thereafter Nation must deliver to Paltar the duly executed transfer forms and pay the stamp duty and registration fees in the amounts determined by the Government. Paltar’s interest in the Production Licence shall be transferred to Nation free from any Encumbrance except as set out in Clause 6.2(b); provided, that, Paltar shall be entitled to reserve for itself an overriding royalty with respect to all petroleum produced from the portion of the relevant Nation Block covered by the Production Licence with such royalty being equal to the difference between 25% and the sum of the existing royalty burdens shown in Schedule 1 applicable to such portion of the relevant Nation Block such that the revenue interest of Nation in such production of petroleum, after giving effect to all of the royalty burdens described in Schedule 1, will be exactly 75%, and with the understanding that if a royalty burden set forth in Schedule 1 later increases in accordance with its terms, the additional overriding royalty in favor of Paltar will be correspondingly decreased, so that Nation’s revenue interest will remain constant at 75%.

(b)	Nation shall be entitled to that Nation Block and shall assume all the obligations of (and be assigned all the benefits of):

(i)	the Exploration Agreements that relate to that Nation Block; and

(ii)	the royalty burdens set forth in Appendix 1 in relation to that Nation Block;

and Paltar shall execute all such agreements (including any deeds of assignment and assumption) as reasonably required by Nation and the counterparties to the above agreements to perfect the assumption of such obligations and the assignment of any benefits and the release of Paltar.

(c)	Upon the grant of a Production Licence for a Nation Block, Paltar will be deemed to have resigned as Operator with respect to such Nation Block.

(d)	Upon transfer of a Production Licence to Nation pursuant to this Clause 6.2, this Agreement will cease to apply to the Nation Block covered by that Production Licence.

(e)
Paltar and Nation will, contemporaneously with the reservation of the royalty described in clause 6.2(a), enter into an overriding royalty agreement which more fulsomely sets out the terms of the royalty based on terms standard for such an agreement in the Australian petroleum industry.

6.3	Production Licence Not Granted

(a)
If the Operating Committee decides not to apply for a Production Licence or, having applied for a Production Licence, the application is denied, the Operating Committee shall meet to determine whether the Discovery merits appraisal.

(b)
If the Operating Committee determines that the Discovery merits appraisal, Paltar shall deliver to the Operating Committee within 60 days after the determination a proposed Work Program and Budget for appraisal of the Discovery.  Within thirty 30 days after delivery, or earlier if necessary to meet any applicable deadline under the Petroleum Legislation, the Operating Committee shall meet to consider or modify such Work Program and Budget, with Nation having the sole power to approve, reject or modify the proposal.

7.	Default

7.1	Default and Notice

Nation will be in default under this Agreement if it fails to contribute any portion of the Work Program Expenses when due under Clause 5.3(b).  Paltar shall promptly provide Nation written notice of such default.

7.2	Immediate Consequences

From the date the default notice is given by Paltar until the time all defaults under Clause 7.1 have been remedied, Nation shall have no right to:

(i)	call or attend Operating Committee or subcommittee meetings;

(ii)	vote on any matter coming before the Operating Committee or any subcommittee; or

(iii)	access any data or information relating to any operations under this Agreement.

Any matter which is to be decided by Nation alone under this Agreement shall instead be decided by Paltar.

7.3	Remedies

(a)
If the Nation default relates to a failure to contribute a portion of the Work Program Expenses for the third, fourth of fifth Permit Years, and if Nation fails to remedy such default within 30 days following Paltar’s notice, then Nation, upon the written request of Paltar, shall surrender its entire interest in this Agreement to Paltar, free of all encumbrances arising by, through or under Nation, and shall execute a written surrender instrument in such form as reasonably may be requested by Paltar.  As a result of such surrender, Nation shall have no right ever to receive any interest whatsoever in the Permit or Nation Blocks and no right ever to recover any amounts it previously expended or contributed, whether under this Agreement, in quantum meruit, or under any other legal or equitable principle.

(b)
If the Nation default relates to a failure to contribute a portion of the Work Program Expenses for the sixth or subsequent Permit Years, and if Nation fails to remedy such default within 30 days following Paltar’s notice, then Paltar may, but is not obligated to, purchase Nation’s entire interest under this Agreement for 90% of the fair market value of such interest, less the amount in default. If Paltar wishes to undertake this purchase, it will notify Nation of its desire and of the fair market value, and Nation shall have seven days after receipt of this notice either (i) to notify Paltar that it accepts Paltar’s statement of the fair market value, or that it requires an independent determination of the fair market value.  If it does not notify Paltar, it will be deemed to have accepted Paltar’s statement of the fair market value. In either event, Nation will conclusively be deemed to have sold its rights under this Agreement to Paltar effective as of the date Paltar sends notice of its desire to purchase the interest and of the fair market value.

If Nation timely requests independent determination of the fair market value, the Chairman of the Australian Petroleum Production & Exploration Association Limited shall be asked by either Party to appoint an expert to make the determination. The expert so appointed shall have exclusive power to establish the venue and timing of, and the procedural rules governing, the determination of fair market value.  Each Party shall bear its own costs and attorney’s fees in connection with the determination, although all fees, costs and expenses of the expert shall be borne solely by Nation.

7.4	No Right of Set Off

Nation acknowledges that a fundamental principle of this Agreement is that it pay the Work Program Expenses under this Agreement as and when required. Accordingly, Nation waives any right to raise by way of set off or to invoke as a defence any claim it may have against Paltar, whether under this Agreement or otherwise, so as to reduce or avoid its obligation timely to contribute required Work Program Expenses.

7.5	Without Prejudice

Paltar may exercise its rights, remedies or powers under this clause 7 or otherwise at law or in equity, concurrently, individually or cumulatively.

7.6	No penalty

The remedies in this clause 7 have been selected by the Parties in light of the fact that no interest in a Nation Block may be assigned to Nation unless there is a Discovery on that block and the Government issues a Production Licence for that block, events which can occur, if at all, only if Work Programs and Budgets are timely funded. Nation agrees that the remedies conferred by this clause 7 do not constitute a penalty or an unreasonable forfeiture and are necessary to ensure the maintenance of the Permit in good standing. Nation acknowledges that it is essential to the viability of the Permit that Nation comply with its financial obligations in a timely manner, and that assumption by Paltar of the obligations of Nation under this Agreement is good and valuable consideration for the exercise by Paltar of its rights to acquire Nation’s interest in this Agreement under this clause 7.

8.	Relinquishments and renewals

8.1	Relinquishment

If the Petroleum Act or the Permit requires Paltar to relinquish any portion of the Permit Area, the decision as to the lands to be relinquished will be made under the JVOA. Paltar will use its best endeavors to ensure that the Nation Blocks will not be relinquished, although it may not be successful.  If a Nation Block is relinquished, Paltar will cause another Paltar Block to be substituted for the relinquished Nation Block.  The other Paltar Block selected for this substitution will be the nearest Paltar Block to the relinquished Block as to which neither Nation nor any third party then has any earning rights.

8.2	Extension of the Term

Decisions to renew the Permit will be made under the JVOA, and Nation will be bound by the renewal work program and all other consequences of the renewal.

8.3	Surrender of Permit or Licence

If Paltar wishes voluntarily to surrender the entire Permit, such surrender shall require the specific agreement of Nation.

9.	Transfer of interest or rights

9.1	Obligations

If a Transfer subject to this clause 9 occurs without satisfaction (in all material respects) by the transferor of the requirements hereof, then the other Party shall be entitled to enforce specific performance of the terms of this clause 9, in addition to any other remedies (including damages) to which it may be entitled.  Each Party agrees that monetary damages alone would not be an adequate remedy for the breach of any Party's obligations under this clause 9.

9.2	Transfer

(a)
Except in the case of a Party transferring all of its interest under this Agreement, no Transfer shall be made by any Party which results in the transferor or the transferee holding an interest under this Agreement of less than ten percent (10%) of its original interest under this Agreement.

(b)
Both the transferee, and, notwithstanding the Transfer, the transferring Party, shall be liable to the other Parties for the transferring Party’s share of any obligations (financial or otherwise) which have vested, matured or accrued under the provisions of this Agreement prior to such Transfer, including any obligation to contribute Work Program Expenses.

(c)	A transferee shall have no rights under this Agreement unless and until:

(i)	it expressly undertakes in an instrument reasonably satisfactory to the other Party to perform the obligations of the transferor under this Agreement in respect of the interest being transferred; and

(ii)
except in the case of a Transfer to a Related Body Corporate, the other Party has consented in writing to such Transfer, which consent shall be denied only if the transferee fails to establish to the reasonable satisfaction of the other Party its financial capability to perform its obligations under this Agreement.

No consent shall be required under Clause 9.2(c)(ii) for a Transfer to a Related Body Corporate if the transferring Party agrees in an instrument reasonably satisfactory to the other to remain liable for performance by the Related Body Corporate of its obligations.

(d)	Nothing contained in this clause 9 shall prevent a Party from Encumbering its interest under this Agreement to a third party for the purpose of security relating to finance, provided that:

(i)	the Party shall remain liable for all obligations relating to such interest;

(ii)	the Encumbrance shall be expressly subordinated to the rights of the other Party to this Agreement; and

(iii)	the Party shall ensure that any Encumbrance is expressly without prejudice to the provisions of this Agreement.

10.	Withdrawal from Agreement

10.1	Right of Withdrawal

(a)	Nation may not voluntarily withdraw from this Agreement before the close of the fifth Permit Year.

(b)
Subject to the provisions of this clause 10, Nation may withdraw from this Agreement at any time after the fifth Permit Year by providing written notice to Paltar at least 90 days prior to the effective date of the withdrawal.  Such Notice shall be unconditional and irrevocable when given and, on the effective date of the withdrawal, this Agreement shall terminate.

(c)
Nation may not withdraw from this Agreement if its interest in the Agreement is subject to any Encumbrance, unless Paltar is willing to accept the assignment reflecting the withdrawal subject to any such Encumbrance and any necessary consents are obtained from the holder of any such encumbrance.

10.2	Obligations and Liabilities of Nation upon Withdrawal

Nation shall, following its notification of withdrawal, remain liable only for its share of the following:

(i)	all Work Program Expenses coming due before the effective date of the withdrawal;

(ii)
all costs and expenses associated with a fire, blow out, loss of well control, act of sabotage or vandalism, or other emergency occurring prior to the effective date of the withdrawal, without regard to when such costs are actually incurred; and

(iii)
all other obligations and liabilities of Nation with respect to acts or omissions under this Agreement prior to the effective date of the withdrawal for which Nation would have been liable, had it not withdrawn from this Agreement.

11.	Relationship of Parties and Tax

11.1	Relationship of Parties

The rights, duties, obligations and liabilities of the Parties under this Agreement shall be several, not joint or joint and several.  It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create a mining or other partnership or association or (except as explicitly provided in this Agreement) a trust.  This Agreement shall not be deemed or construed to authorise any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries except as expressly provided in this Agreement.

11.2	Tax

Each Party shall be responsible for reporting and discharging its own royalty and tax measured by the profit or income of the Party under this Agreement.  Each Party shall protect, defend and indemnify each other Party from any and all loss, cost or liability arising from the indemnifying Party's failure to report and discharge such royalties and taxes.  The Parties intend that all income and all tax benefits (including, but not limited to, deductions, depreciation, credits and capitalisation) with respect to the expenditures made by the Parties hereunder will be allocated by the relevant tax authorities to the Parties based on the share of each tax item actually received or borne by each Party.  If such allocation is not accomplished due to the application of the laws and regulations of the Government or other Government action, the Parties shall attempt to adopt mutually agreeable arrangements that will allow the Parties to achieve the financial results intended.  Paltar shall provide each Party, in a timely manner and at such Party's sole expense, with such information with respect to Operations as such Party may reasonably request for preparation of its tax returns or responding to any audit or other tax proceeding.

11.3	United States Tax Election

(a)
For United Stated Federal Income Tax Purposes, each U.S. Party hereby elects to be excluded from the application of all the provisions of Subchapter K, Chapter 1, Subtitle A, of the United States Internal Revenue Code of 1986, as permitted by Section 761 of said Code and the Regulations promulgated thereunder.

(b)
Should there be any requirement that each U.S. Party evidence this election, each Party agrees to execute such documents and furnish such other evidence as may be required by the United States Internal Revenue Service or may otherwise be necessary. Each Party further agrees not to give any notices or take any other action inconsistent with the election made hereby.

(c)
If any further income tax law of the United States contains provisions similar to those contained in said Subchapter K, under which an election similar to that provided by Section 761 is permitted, each U.S. Party agrees to make such elections as may be permitted by such laws. In making this election, each U.S. Party affirms that the income derived by it from the operations under this Agreement can be adequately determined without the computation of partnership taxable income.

(d)
Unless approved by every U.S. Party, no activity shall be conducted under this Agreement that would cause any Non-U.S. Party to be deemed to be engaged in a trade or business within the United States under United States income tax laws or regulations.

(e)
Nothing in this Agreement shall be interpreted to require any Party to do or execute any document that might subject it or its income or property to United States taxation or to render liable to United States taxation any Party which prior to entering into this Agreement was not subject to United States taxation.

(f)
For the purposes of this Clause 11.3, “U.S. Party” shall mean any Party that is subject to the income tax law of the United States in respect with operations under this Agreement.  “Non-U.S. Party” shall mean any Party that is not subject to such income tax law.

11.4	Goods and Services Tax

(a)	Unless otherwise stated, all consideration specified in this Agreement does not include goods and services tax (GST) under the A New Tax System (Goods and Services Tax) Act 1999 (Cwlth) (GST Act).

(b)	If and to the extent that a supply under this Agreement is subject to GST, the recipient must pay to the supplier an additional amount equal to the amount of GST payable on that supply (GST Amount).

(c)
The GST Amount is payable at the same time as the GST exclusive consideration for the supply is payable or to be provided.  However, the GST Amount need not be paid until the supplier provides a Tax Invoice to the recipient.

(d)	If the GST Amount differs from the amount of GST payable by the supplier, the GST Amount must be adjusted.

(e)
If a party is entitled to be reimbursed or indemnified under this agreement, the amount to be reimbursed or indemnified must be reduced by any amount for which the Participant is entitled to an Input Tax Credit (as defined in the GST Act) for the acquisition to which that reimbursement of indemnification relates.

12.	Confidential Information

12.1	Disclosure of Confidential Information

Nation may not disclose Confidential Information to any person except:

(i)	with the written consent of Paltar;

(ii)	if Nation is required to do so by law, a Government or a stock exchange;

(iii)	if Nation is required to do so in connection with legal proceedings relating to this Agreement;

(iv)
to a transferee or potential transferee (or its advisers) of the whole or any part of Nation’s interest under this Agreement who gives an appropriate confidentiality undertaking to Nation for the benefit of Paltar and other parties to the JVOA; or

(v)	in connection with, or in contemplation of, a listing on a stock exchange.

12.2	Disclosure by recipient of Confidential Information

If Nation discloses Confidential Information under Clause 12.1, it must use all reasonable endeavours to ensure that persons receiving Confidential Information do not disclose the information except in the circumstances permitted in that Clause.

12.3	Use of Confidential Information

Nation may not use Confidential Information except for the purpose of exercising its rights or performing its obligations under this Agreement.

12.4	Prior notification of disclosure to stock exchange

If Nation is required or wishes to disclose Confidential Information in accordance with Clause 12.1(ii) or Clause 12.1(iii), it must notify Paltar of the proposed disclosure as far in advance as practicable.

12.5	Return of Confidential Information

Nation must, upon the request of Paltar, immediately deliver to Paltar all documents or other materials containing or referring to the Confidential Information which are in its possession, power or control or in the possession, power or control of persons who received Confidential Information from it under Clause 12.1(i) or 12.1(iv).

12.6	Retention of Confidential Information

Despite Clause 12.5, Nation may retain one single copy only of the documents or other materials referred to in that clause provided that the Party continues to comply with all other obligations set out in this Clause 12 in respect of any retained copies.

12.7	Obligations Continue

The rights and obligations of a Party under this Clause 12 with respect to confidentiality will continue to apply to that Party even after this Agreement terminates.

13.	Force majeure

13.1	Force Majeure

If, as a result of an event of Force Majeure, a Party becomes unable, wholly or in part, to perform any of its obligations under this Agreement:

(a)
that Party shall give the other Party notice of the event of Force Majeure with reasonably full particulars and, insofar as is known to it, the probable extent to which it will be unable to perform or be delayed in performing its obligations;

(b)	on giving the notice of the event of Force Majeure, that obligation, other than an obligation to pay money, is suspended but only so far as and for so long as it is affected by the Force Majeure; and

(c)	the Party affected by the event of Force Majeure must continue to maintain, or ensure that Paltar maintains, the Permit in good condition.

13.2	Labour disputes and Native Title matters

The obligation to use reasonable diligence to overcome or remove the effect of event of Force Majeure does not require the affected Party to:

(a)	settle any strike, or other labour dispute on terms contrary to its wishes;

(b)	contest the validity or enforceability of any Laws; or

(c)	settle any Native Title Claim or enter into any agreement with respect to Native Title Rights,

(d)	on terms not reasonably acceptable to it solely for the purpose of removing the event of Force Majeure.

13.3	Resumption

The obligation of the affected Party to perform its obligations resumes as soon as it is no longer affected by the Force Majeure event.

14.	Notices

14.1	Form of Notice

(a)
Unless expressly stated otherwise in this Agreement, any notice, certificate, consent, approval, waiver or other communication in connection with this Agreement (Notice) must be in writing or given by electronic transmission, signed by an authorised officer of the sender and marked for the attention of the person identified in Clause 14.3 or, if the recipient has notified otherwise, then marked for attention in the last way notified.

14.2	When Notices are taken to have been given and received

(a)	A Notice is regarded as given and received:

(i)	if delivered by hand, when delivered;

(ii)	if sent by pre-paid post from an address in Australia to an address in Australia, three days after posting;

(iii)	if sent by pre-paid post from or to an address outside Australia, ten days after posting;

(iv)	if given by fax, when the sender’s fax machine issues a successful transmission report;

(v)	if given by email, on the earlier of:

(A)	the time the sender receives an automated message that the email was delivered; and

(B)	six hours after being delivered unless:

(I)	the sender receives an automated message that the email was undeliverable or that the recipient is out of the office; or

(II)	the sender knows or reasonably should know that there is a network failure and accordingly knows or suspects that the email was not delivered,

(b)	in which case the email is taken not to be delivered and the sender should resend the notice by hand, post or fax.

14.3	Address details for Notices

Paltar Petroleum Limited
Level 10, 32 Martin Place, Sydney, NSW 2000
Attention: Marc Bruner / Darrel Causbrook
Telephone: +61 2 8222 6100
Facsimile: +61 2 9222 1880
e-mail: darrel.causbrook@causbrookds.com.au

Nation Energy (Australia) Pty Ltd
1500 West 16th Avenue, Suite F
Vancouver, B.C. Canada V6J 2L6
Attention: John R. Hislop
Telephone: +1 604 331 3375
Facsimile: +1 604 688 4712
e-mail: jhislop@14u.org

15.	Applicable law and arbitration

15.1	Applicable Law

This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the Northern Territory, excluding any choice of law rules which would refer the matter to the laws of another jurisdiction.

15.2	Arbitration

(a)
Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of, in connection with, or relating to this Agreement, including any question regarding its breach, existence, validity or termination, must be submitted to binding arbitration in accordance with, and subject to, the International Chamber of Commerce Rules of Arbitration.

(b)	The appointing and administering body will be The Institute of Arbitrators & Mediators Australia. The arbitrators must have at least ten years’ experience as to the subject of the dispute.

(c)	There shall be three arbitrators, the language of arbitration shall be English and the place of arbitration shall be a mutually-agreed place in Australia.

(d)
Each Party will each appoint one arbitrator within 30 days of the filing of the request for arbitration and the two arbitrators so appointed will select the presiding arbitrator within 30 days of the appointment of the first two arbitrators.

(e)	The resulting arbitral award will be final and binding upon the Parties, and judgment upon such an award may be entered and enforced by either Party in any court with sufficient jurisdiction.

16.	Term

(a)
Subject to clause 16(b), this Agreement shall be effective upon execution by all Parties and shall continue, unless sooner terminated by the express provisions of this Agreement, until all three of the Nation Blocks are covered by Production Licence or until Nation withdraws from the Agreement under clause 10.

(b)
Any provision of this Agreement that would (but for this clause) effect an acquisition of an interest in Australian urban land (within the meaning of the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA)) is subject to and conditional upon the person making the acquisition not having received any order or notice under the FATA prohibiting the person from making the acquisition or making the acquisition subject to conditions which are unacceptable to the person.

(c)
At any time after December 31, 2015, Nation may apply to the relevant Minister pursuant to section 96(3) of the Petroleum Act for approval of this agreement for the purposes of having an entry made in the register in accordance with section 96(7) of the Petroleum Act.  Paltar shall take such steps as necessary or reasonably requested by Nation in order to achieve the approval and entry in the register in accordance with this clause.

17.	General provisions

17.1	Warranties as to no Payments, Gifts and Loans

Each of the Parties warrants that neither it nor its affiliates has made or will make, with respect to the matters provided for hereunder, any offer, payment, promise to pay or authorisation of the payment of any money, or any offer, gift, promise to give or authorisation of the giving of anything of value, directly or indirectly, to or for the use or benefit of any official or employee of the Government or to or for the use or benefit of any political party, official, or candidate unless such offer, payment, gift, promise or authorisation is authorised by the Laws, or the payment of any bribe to any person or entity.  Each of the Parties further warrants that neither it nor its Related Bodies Corporate has made or will make any such offer, payment, gift, promise or authorisation to or for the use or benefit of any other person if the Party knows, has a firm belief, or is aware that there is a high probability that the other person would use such offer, payment, gift, promise or authorisation for any of the purposes described in the preceding sentence.  Each Party shall respond promptly, and in reasonable detail, to any notice from any other Party or its auditors pertaining to the above stated warranty and representation and shall furnish documentary support for such response upon request from such other Party.

17.2	Conflicts of Interest

(a)
Each Party undertakes that it shall avoid any conflict of interest between its own interests (including the interests of Related Bodies Corporate) and the interest of the other Parties in dealing with suppliers, customers and all other organisations or individuals doing or seeking to do business with the Parties in connection with activities contemplated under this Agreement.

(b)
The provisions of 17.2(a) shall not apply to Paltar's acquisition of products or services from a Related Body Corporate, or the sale thereof to a Related Body Corporate, made in accordance with the terms of this Agreement.

(c)
Unless otherwise agreed, the Parties and their Related Bodies Corporate are free to engage or invest (directly or indirectly) in an unlimited number of activities or businesses, any one or more of which may be related to or in competition with the business activities contemplated under this Agreement, without having or incurring any obligation to offer any interest in such business activities to any Party.

(d)
Without limiting the generality of Clause 17.2(c), Nation specifically acknowledges that Paltar will own or be allocated under the JVOA interests in certain Blocks covered by the Permit other than the Nation Blocks; that work performed on the Nation Blocks may benefit other Blocks covered by the Permit, including those owned or allocated to Paltar; that Paltar may enter into sales, farmouts and other agreements of every type and nature relating to Blocks covered by the Permit which are not Nation Blocks; and that Nation will have no interest or expectation of any interest resulting from Paltar’s activities on Blocks that are not Nation Blocks.

17.3	Public Announcements

(a)
Subject to Clause 17.3(b), Paltar shall be responsible for the preparation and release of all public announcements and statements regarding this Agreement or the Operations; provided that, no public announcement or statement shall be issued or made unless prior to its release Nation has been furnished with a copy of such statement or announcement.  Where a public announcement or statement becomes necessary or desirable because of danger to or loss of life, damage to property or pollution as a result of activities arising under this Agreement, Paltar is authorised to issue and make such announcement or statement without prior approval of Nation, but shall promptly furnish Nation with a copy of such announcement or statement.

(b)
Nation may issue any such public announcement or statement if it is necessary to do so in order to comply with the applicable laws, rules or regulations of any government, legal proceedings or stock exchange having jurisdiction over Nation or its Related Bodies Corporate.

17.4	Successors and Assigns

Subject to the limitations on transfer contained in clause 9, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Parties.

17.5	Waiver

No waiver by any Party of any one or more defaults by another Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party, whether of a like or of a different character.  Except as expressly provided in this Agreement no Party shall be deemed to have waived, released or modified any of its rights under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

17.6	Severance of Invalid Provisions

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

17.7	Modifications

Except as is provided in Clause 17.6, there shall be no modification of this Agreement except by written consent of all Parties.

17.8	Headings

The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular clause.

17.9	Singular and Plural

Reference to the singular includes a reference to the plural and vice versa.

17.10	Gender

Reference to any gender includes a reference to all other genders.

17.11	Entirety

This Agreement constitutes the entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior understandings and negotiations of the Parties.

17.12	Legislation

A reference in this Agreement to the Petroleum Act or any other statute or any provision or clause thereof shall be read (unless otherwise provided in this Agreement) as though the words ‘including any statutory amendment or modification thereof any statutory provision substituted thereof, re-enactment or replacement thereof and any rules, regulations, by laws and instruments or other documents made pursuant thereto’ were added to such reference.

No clause within this document can be used by any person as defence to any action brought under the Criminal Code or Corporations Act.

17.13	Rule against perpetuities

For the purposes only of avoiding breach of the rule against perpetuities this Agreement has a term not exceeding 80 years.

18.	Definitions

18.1	Defined terms

Authorised Person of a Party means:

(a)	the officers and employees of the Party;

(b)	the technical, financial, legal or other advisors of the Party; and

(c)	the respective officers and employees of the technical, financial, legal or other advisors of the Party.

 Beetaloo Joint Venture Management Committee means the committee formed under Clause 6.1 of the JVOA.

Beetaloo Joint Venture Participants means Paltar and Sweetpea.

Blocks means the numbered blocks that each graticular section of the Northern Territory is divided into pursuant to Section 8 of the Petroleum Act and Block is a reference to any one of them.

Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, delivered to Nation before, on or after the date of this Agreement relating to this Agreement or the Operations.

Consequential Loss means:

(a)
any damages or losses which are not direct or which do not flow naturally from the relevant breach of this Agreement, even if those damages or losses may reasonably be supposed to have been in the contemplation of all Parties as a probable result of the breach at the time they entered into this Agreement; and

(b)	any losses of profits, business opportunity, reputation, customers or markets, whether direct or indirect.

Corporations Act means the Corporations Act 2001 (Cth).

Discovery means the discovery of an accumulation of petroleum whose existence until that moment was unproven by drilling.

Encumbrance means any mortgage, lien, charge, pledge, assignment by way of security, security interest, preferential right or trust arrangement, or other arrangement having the same effect.

Exploration Agreements means the agreement dated 18 July 2012 among Sweetpea, the Native Title Party (as that term is defined in the Exploration Agreement), and Northern Land Council, and any other agreement entered into in accordance with the provisions of the Native Title Act or the Aboriginal Land Rights Act in relation to the Permit.

Force Majeure means any of the following events provided that they are outside the reasonable control of the affected Party and could not have been prevented or avoided by that Party taking reasonable steps:

(a)	act of God, earthquake, cyclone, fire, explosion, flood, landslide, lightning, storm, tempest, drought or meteor;

(b)	war (declared or undeclared), invasion, act of a foreign enemy, hostilities between nations, civil insurrection or militarily usurped power;

(c)	act of public enemy, sabotage, malicious damage, terrorism or civil unrest;

(d)	ionising radiation or contamination by radioactivity from any nuclear waste or from combustion of nuclear fuel;

(e)	confiscation, nationalisation, requisition, expropriation, prohibition, embargo, restraint or damage to property by or under the order of any government or government authority; or

(f)	strikes, blockades, lock out or other industrial disputes.

Government means any department, local government council, administrative or statutory authority or any other person under a Law which has a right to impose a requirement or whose consent is required.

Indemnitees has the meaning set forth in Clause 3.7(b).

JVOA means the Joint Venture and Operating Agreement dated 16 September 2011 between Paltar and Sweetpea.

Law means any treaty, statute, subordinate legislation, code, regulation, rule, common law, equity determination, injunction, judgment, order, decree, ruling, directive, decision and any judicial, regulatory, administrative or other interpretation,  implementation or enforcement of any of the foregoing issued by any Government having jurisdiction as to the undertakings and any other matters arising under this Agreement, whether currently in effect or subsequently modified, including Commonwealth, Northern Territory and local government legislation, regulations, by-laws, and other subordinate legislation.

Minimum Work Obligations means those work or expenditure obligations that must be performed in order to satisfy Permit obligations.

Nation Blocks means the three Blocks identified in Schedule 2, or such replacement Blocks as may be identified under Clause 8.1.

Native Title Claims means either:

(g)	any claim, application or proceeding in respect of Native Title Rights which is accepted by the Native Title Tribunal or the Registrar thereof pursuant to the Native Title Act 1993 (Cth); or

(h)
any claim, application or proceeding in respect of those rights, interests and statutory protections of and relating to aboriginal persons as set out in the legislation of the Northern Territory or the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth).

Native Title Rights has the same meaning as the expressions “native title” or “native title rights and interests” defined in section 223(1) of the Native Title Act 1993 (Cth) and includes those rights, interests and statutory protections of and relating to aboriginal persons and aboriginal cultural heritage as set out in the relevant legislation of the Northern Territory including the Northern Territory Aboriginal Sacred Sites Act (NT) or the Aboriginal and Torres Strait Islander Heritage Protection Act 1984 (Cth).

Notice has the meaning set forth in Clause 14.1.

Operating Account means the account established and maintained by the Operator in accordance with this Agreement to record all charges, expenditures, credits and receipts in respect of Operations which are chargeable or to be credited to Nation.

Operating Committee means the committee established and functioning under clause 4.

Operations means the following activities required for the operation of the Permit in accordance with this Earning Agreement:

(a)	management and operation of the Permit;

(b)	facilitation of access to the Permit including liaising with native title parties and landholders;

(c)	preparation, development and carrying out of exploration and appraisal programs on the Nation Blocks;

(d)	geological analysis and interpretation of exploration results;

(e)	compliance with conditions and legal requirements relating to the Permit;

(f)	appointment and management of contractors undertaking seismic analysis, drilling, and related exploration and appraisal programs;

but excluding any exploration or appraisal work physically conducted on lands other than the Nation Blocks.

Operator has the meaning given to it in the 1993 NT Onshore Petroleum Directions.

Paltar Block has the meaning set forth in Clause 11.2(b) of the JVOA, but, when used in this Agreement, excludes the Nation Blocks.

Parties means the entities named in the first paragraph to this Agreement and their respective permitted successors or assigns, and Party is a reference to any one of them.

Permit means Exploration Permit 136 issued under the Petroleum Act and includes any extension, renewal, conversion, substitution, modifications or variations thereof.

Permit Year means a year beginning 28 August and ending the following 27 August.

Petroleum Act means the Petroleum Act 2009 (NT).

Production Licence has the meaning provided in the Petroleum Act.

Property means all property, whether real or personal, which is owned, leased, held, developed, constructed, produced or acquired by the Operator solely for the conduct of Operations.

Related Body Corporate has the meaning given to it in section 50 of the Corporations Act.

Senior Supervisory Personnel means a Party’s senior manager, who directs all operations and activities of such Party in Australia.

Sole Risk Exploration Notice means a notice given by a Beetaloo Venture Participant in respect of Sole Risk Exploration under Clause 8.1 of the JVOA.

Sweetpea means Sweetpea Petroleum Pty Limited (ACN 074 750 879).

Transfer means assign, transfer or otherwise dispose of any interest in this Agreement in whole or part, whether by sale, lease, declaration or creation of a trust or otherwise.

Wilful Misconduct means an intentional and conscious disregard of any obligation owed by the relevant person, but does not include any act or omission which is (directly or indirectly) attributable to any breach or negligence on the part of any other person or of such other person's Related Body Corporate.

Work Program and Budget means an annual work program prepared by Paltar setting out the Operations to be undertaken during that year under this Agreement in respect of the Permit, together with the estimated amounts required to perform such work program.

Work Program Expenses means the costs and expenses incurred, paid or payable by the Operator in accordance with the provisions of this Agreement or otherwise authorized by the Operating Committee in connection with conducting Work Programs and Budgets.

18.2	Interpretation

In this Agreement, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)	a reference to a clause, paragraph, schedule or annexure is to a clause or paragraph of, or schedule or annexure to, this Agreement and a reference to this Agreement includes any schedule or annexure;

(d)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(e)	all references to dollar amounts are in Australian currency;

(f)	a reference to a Party is to a party to this Agreement and a reference to a Party to a document includes the Party's executors, administrators, successors and permitted assigns and substitutes;

(g)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(h)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(i)	the meaning of general words is not limited by specific examples introduced by including, for example or similar expressions;

(j)	a rule of construction does not apply to the disadvantage of a Party because the Party was responsible for the preparation of this Agreement or any part of it; and

(k)
if a day on or by which an obligation must be performed or an event must occur is not a business day in Sydney, Australia, the obligation must be performed or the event must occur on or by the next day that is a business day.

18.3	Headings

Headings are for ease of reference only and do not affect interpretation.

Executed by Paltar Petroleum Limited (ACN 149 987 459) in accordance with section 127 of the Corporations Act by authority of its directors: /s/ Nick Tropea	/s/ Darrel Causbrook
Secretary/Director Nick Tropea	Director Darrel John Causbrook
Print name	Print name

Executed by Nation Energy (Australia) Pty Ltd (ACN 606 533 046) in accordance with section 127 of the Corporations Act by authority of its directors: /s/ John R. Hislop	/s/ Darrel Causbrook
Secretary/Director John R. Hislop	Director Darrel John Causbrook
Print name	Print name

Schedule 1 – Royalties

Holder & Granting Document	Percentage of Hydrocarbons produced/sold
1. Stock Purchase and Exploration Agreement between MAB Resources LLC and Robert L. Bayless Estate, et al, dated 9 November 2005, as amended	8%
2. Acquisition and Consulting Agreement between MAB Resources LLC and Petrohunter Energy Corporation dated 1 January 2007, as amended
4% (after proportionate reduction), decreasing to 3.9% after one million barrels have been produced from EP 136 and 143, and decreasing again to 3.85% after one billion barrels have been produced from lands covered by the two permits

3. Exploration Agreement among Sweetpea, Native Title Party and Northern Land Council dated 18 July 2012	2%, increasing to 4% after one million barrels have been produced from EP 136 and 143, and increasing again to 5% after one billion barrels have been produced from lands covered by the two permits
4. Northern Territory of Australia royalty pursuant to the Petroleum Act (NT)	10%

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Schedule 2

CARPENTARIA HWY
463
535
536
Tanumbirini #2
Beetaloo #1
607
608
609
679
680
681
751
752
753
EP 136
823
824
825

Nation blocks highlighted in red

Schedule 3 – Permit Year 3 Work Program and Budget

Work to be perfomed on or for the benefit of the Nation Blocks:

One exploration well	$1,341,090

Geological and geophysical work	33,527

General and administrative	670,547

$2,045164

Amounts shown above are in Australian dollars.  All such amounts were originally estimated in United States dollars and converted to Australian dollars at the rate of USD 1 = AUD 1.34109, the oanda.com average bid rate in effect when this Schedule 3 was prepared.

Annex 1 – Accounting Procedure

____________________________________

Section 1	General Provisions

1.1	Purpose

The purpose of this Accounting Procedure is to establish fair and equitable methods for determining charges and credits applicable to Operations.  If the methods prove unfair or inequitable to Paltar or Nation, the Parties shall meet and in good faith endeavour to agree on changes to correct any unfairness or inequity.

1.2	Conflict

In the event of a conflict between the provisions of this Accounting Procedure and the provisions of the Agreement, the provisions of the Agreement shall prevail.

1.3	Definitions

The definitions contained in clause 18 of the Agreement shall apply to this Accounting Procedure and have the same meanings when used herein. Certain terms used herein are defined as follows:

Accrual basis means that basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability for the cost is incurred or the right to the benefit arises, regardless of when invoiced, paid, or received.

Cash basis means that basis of accounting under which only costs actually paid and revenue actually received are included for any period.

Country of Operations means the Commonwealth of Australia.

Material means machinery, equipment and supplies acquired and held for use in Operations.

1.4	Operating Account Records / Currency Exchange

1.4.1
Paltar shall at all times maintain and keep true and correct records of the production and disposition of all petroleum, and of all costs and expenditures under the Agreement, as well as other data necessary or proper for the settlement of accounts between the Parties hereto in connection with their rights and obligations under the Agreement and to enable Parties to comply with their respective applicable income tax and other laws.

1.4.2
Paltar shall maintain accounting records pertaining to Operations in accordance with generally accepted accounting practices used in the international petroleum industry and any applicable statutory obligations of the Country of Operations as well as the provisions of the Permit and the Agreement.

1.4.3
The Operating Account shall be maintained by Paltar in the English language and in Australian currency.  Conversions of currency shall be recorded at the rate actually experienced in that conversion.  Currency translations are used to express the amount of expenditures and receipts for which a currency conversion has not actually occurred.  Currency translations for expenditures and receipts shall be recorded at the arithmetic average of the buying and selling exchange rates at the close of each business day of the month of the current accounting period as published by oanda.com or, if not published by oanda.com, then by Westpac Banking Corporation.

1.4.4
Any currency exchange gains or losses shall be credited or charged to the Operating Account, except as otherwise specified in this Accounting Procedure.  Any such exchange gains or losses shall be separately identified as such.

1.4.5	The Accrual basis for accounting shall be used in preparing accounts concerning the Operations. If a Cash basis for accounting is used, Paltar shall show accruals as memorandum items.

1.5	Statements and Billings

Unless otherwise agreed by the Parties, Paltar shall submit monthly to Nation, on or before the 15th day of each month, statements of the costs and expenditures incurred during the prior month, indicating by appropriate classification the nature thereof and the corresponding budget category.

1.5.1	These statements, as a minimum, shall contain the following information:

(i)	advances of funds setting forth the currencies received from Nation;

(ii)	the share of Nation in total expenditures, if other than 100%;

(iii)	the accrued expenditures;

(iv)	the current account balance of Nation;

(v)
summary of costs, credits, and expenditures on a current month, year-to-date, and inception-to-date basis or other periodic basis, as agreed by the Parties (such expenditures shall be grouped by the categories and line items designated in the approved Work Program and Budget so as to facilitate comparison of actual expenditures against that Work Program and Budget), and

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(vi)	details of unusual charges and credits in excess of fifty thousand Australian dollars (A $50,000.00).

1.5.2	Paltar shall, upon request, furnish a description of the accounting classifications used by it.

1.5.3	Amounts included in statements and billings shall be expressed in Australian currency and reconciled to the currencies advanced.

1.5.4
Each Party shall be responsible for preparing its own accounting and tax reports to meet the requirements of the Country of Operations and of all other countries to which it may be subject.  Paltar, to the extent that the information is reasonably available from the Operating Account records, shall provide Nation in a timely manner the necessary information to facilitate the discharge of such responsibility.

1.6	Payments and Advances

1.6.1
Upon approval of any Work Program and Budget, if Paltar so requests, Nation shall advance its share of estimated cash requirements for the succeeding month's operations.  Each such Cash Call shall be equal to Paltar's estimate of the money to be spent in the currencies required to perform its duties under the Work Program and Budget during the month concerned.  For informational purposes the Cash Call shall contain an estimate of the funds required for the succeeding two months detailed by the categories designated in the Work Program and Budget.

1.6.2
Each such cash Call, detailed by the categories designated in the Work Program and Budget, shall be made in writing and delivered to Nation not less than 15 days before the payment due date.  The due date for payment of such advances shall be set by Paltar but shall be no sooner than the first day of the month for which the advances are required. All advances shall be made without bank charges. Any charges related to receipt of advances from Nation shall be borne by Nation.

1.6.3
Nation shall wire transfer its share of the full amount of each Cash Call to Paltar on or before the due date, in the currencies requested or any other currencies acceptable to Paltar at a bank designated by Paltar.  If currency provided by Nation is other than the requested currency, then the entire cost of converting to the requested currency shall be charged to Nation.

1.6.4
Notwithstanding the provisions of Clause 1.6.2 of this Accounting Procedure, should Paltar be required to pay any sums of money for Operations which were unforeseen at the time estimates were provided to Nation, Paltar may make a written request of Nation for special advances covering Nation' share of such payments.  Each such Nation shall make its proportional special advances within ten days after receipt of such notice.

1.6.5
If Nation's advances exceed its share of cash expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly.  However, if the amount of such excess advance is greater than the amount of the next month's estimated cash requirements for such Nation, Nation may request a refund of the difference, which refund shall be made by Paltar within ten days after receipt of Nation's request provided that the amount is in excess of twenty five thousand Australian dollars (A$ 25,000.00).

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1.6.6
If Nation's advances are less than its share of cash expenditures, the deficiency shall, at Paltar's option, be added to subsequent cash advance requirements or be paid by Nation within ten days following the receipt of Paltar's billing to Nation for such deficiency.

1.6.7	If, under the provisions of the Agreement, Paltar is required to segregate funds received from the Parties, any interest received on such funds shall be applied against the next succeeding Cash Call.

1.6.8	If Paltar does not ask Nation to advance its share of estimated cash requirements, Nation shall pay its share of cash expenditures within 10 days following receipt of Paltar's billing.

1.6.9
Payments of advances or billings shall be made on or before the due date. If these payments are not received by the due date the unpaid balance shall bear and accrue interest from the due date until the payment is received by Paltar at the Agreed Interest Rate.   For the purpose of determining the unpaid balance and interest owed, Paltar shall translate to Australian currency all amounts owed in other currencies using the currency exchange rate determined in accordance with Clause 1.4.3 at the close of the last business day prior to the due date for the unpaid balance.

1.6.10
Subject to governmental regulation, Paltar shall have the right, at any time and from time to time, to convert the funds advanced or any part thereof to other currencies to the extent that such currencies are then required for operations.   The cost of any such conversion shall be charged to the Operating Account.

1.6.11	Paltar shall endeavour to maintain funds held for the Operating Account in bank accounts at a level consistent with that required for the prudent conduct of Operations.

1.6.12
If under the Agreement, Paltar is required to segregate funds received from or for the Operating Account, the provisions under this Clause 1.6 for payments and advances by Nation shall apply also to Paltar.

1.7	Adjustments

Payments of any advances or billings shall not prejudice the right of Nation to protest or question the correctness thereof; provided, however, all bills and statements rendered to Nation by Paltar during any year shall conclusively be presumed to be true and correct after 24 months following the end of such year, unless within the said 24 month period Nation takes written exception thereto and makes claim on Paltar for adjustment.  Failure on the part of Nation to make claim on Paltar for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making claims for adjustment thereon.  No adjustment favourable to Paltar shall be made unless it is made within the same prescribed period.  The provisions of this Clause 1.7 shall not prevent adjustments resulting from a physical inventory of the Material as provided for in Clause VI.  Paltar shall be allowed to make adjustments to the Operating Account after such 24 month period if these adjustments result from audit exceptions outside of this Accounting Procedure, third party claims, or government requirements.  Any such adjustments shall be subject to audit within the time period specified in Clause 1.8.l of this Accounting Procedure.

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1.8	Audits

1.8.1
Nation, upon at least 60 days advance notice in writing to Paltar, shall have the right to audit the Operating Account and records of Paltar relating to the accounting hereunder for any year within the 24 month period following the end of such year, except as otherwise provided in Clause 3.1 of this Accounting Procedure.  As provided in Clause 4.2(b)(6) of the Agreement, Nation shall have reasonable access to Paltar's personnel and to the facilities, warehouses, and offices directly or indirectly serving Operations.  The cost of each such audit shall be borne by Nation.  Nation must take written exception to and make claim upon Paltar for all discrepancies disclosed by said audit within said 24 month period.  Nation may request information from Paltar prior to the commencement of the audit.  Paltar will provide the information in electronic format or hard copy documents, if electronic format is not available.  Paltar will provide the information requested within 30 days before commencement of the audit but in no event sooner than 30 days after the written request.  The information requested shall be limited to that normally used for pre-audit work such as trial balance, general ledger, and sub-ledger data.

1.8.2
Paltar shall endeavour to produce information from its Affiliates reasonably necessary to support charges from those Affiliates to the Operating Account other than those charges referred to in Clause 3.1 of this Accounting Procedure.

1.8.3	Except for charges under Clause 2.7.1, the following provisions apply to all charges by Paltar for its Affiliates.

In addition to the information provided by Paltar under Clause 1.8.2, Nation may seek to audit the books and records of an Affiliate of Paltar relating to the charges by the Affiliate to the Operating Account for the same year as provided in Clause 1.8.1 above.  The charges of the Affiliate shall be subject to audit in accordance with (a), (b), or (c) below or any combination thereof.

(a)          If the Affiliate of Paltar consents to the audit, the audit may be conducted in the same manner as the audit of the books and records of Paltar.

If all or part of the charges are not audited under (a) above, the unaudited portion may be audited under (b) and/or (c) below.

(b)         The Affiliate may require use of an internationally recognized independent public accounting firm to confirm confidential or proprietary information and charges.  The cost of the internationally recognized independent public accounting firm shall be borne by Nation.  Nation will seek agreement with the Affiliate on the audit scope to confirm the details and facts relating to such information and charges.

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If the internationally recognized independent public accounting firm of the Affiliate declines to conduct the audit, Nation will seek agreement with the Affiliate on an alternative internationally recognized independent public accounting firm.  The cost of using such firm shall be borne by Nation.

Paltar will endeavor to cause its Affiliate to not unreasonably withhold approval of the use of an internationally recognized independent public accounting firm or the scope of examination requested by Nation.

If all or part of the charges are not audited under (a) or (b) above, the unaudited portion may be audited under (c) below.

(c)         Paltar may request its Affiliate to provide Nation an annual report from an internationally recognized independent public accounting firm attesting that charges billed from such Affiliate to the Operating Account represent a complete and accurate allocation of its costs to the Operations, exclude any element of profit, exclude any duplication of costs covered under Clauses 2 and 3, and are consistent in application to all of its activities.  The report will be furnished by Paltar within 12 months of the request from Nation.  The cost of providing the annual report shall be borne by Nation.

No amounts paid to an Affiliate of Paltar, which Nation seeks to audit, may be charged to the Operating Account if the Affiliate of Paltar does not allow audit of such amounts as provided above.

1.8.4
Any information obtained by Nation under the provisions of Clause 1.8 which does not relate directly to the Operations shall be kept confidential and shall not be disclosed to any party, except as would otherwise be permitted under Clause 15.2(a)(ii) and (x) of the Agreement.

1.8.5
In the event that Paltar is required by law to employ a public accounting firm to audit the Operating Account and records of Paltar relating to the accounting hereunder, the cost thereof shall be a charge against the Operating Account, and a copy of the audit shall be furnished to Nation.

1.8.6
At the conclusion of each audit, the Parties shall endeavour to settle outstanding matters expeditiously.  To this end Nation will make a reasonable effort to prepare and distribute a written report to Paltar as soon as possible and in any event within 90 days after the conclusion of each audit.  The report shall include all claims arising from such audit together with comments pertinent to the operation of the accounts and records.  Paltar shall make a reasonable effort to reply to the report in writing as soon as possible and in any event no later than 90 days after receipt of the report.  Should Nation consider that the report or reply requires further investigation of any item therein, Nation shall have the right to conduct further investigation in relation to such matter notwithstanding the provisions of Clauses 1.7 and 1.8 of this Accounting Procedure that the period of 24 months may have expired.  However, conducting such further investigation shall not extend the 24 month period for taking written exception to and making a claim upon Paltar for all discrepancies disclosed by said audit. Such further investigations shall be commenced within 30 days and be concluded within 60 days after the receipt of such report or reply, as the case may be.

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1.8.7
All adjustments resulting from an audit agreed between Paltar and Nation conducting the audit shall be reflected promptly in the Operating Account by Paltar and reported to Nation.  If any dispute shall arise in connection with an audit, it shall be reported to and discussed by the Operating Committee, and, unless otherwise agreed by the Parties to the dispute, resolved in accordance with the provisions of clause 18 of the Agreement. If all the Parties to the dispute so agree, the adjustments) may be referred to an independent expert agreed to by the Parties to the dispute.  At the election of the Parties o the dispute, the decision of the expert will be binding upon such Parties.  Unless otherwise agreed, the cost of such expert will be shared equally by all Parties to the dispute.

1.9	Allocations

If it becomes necessary to allocate any costs or expenditures to or between Operations and any other operations, such allocation shall be made on an equitable basis. When it is reasonably foreseeable that such an allocation will be required, Paltar will furnish a description of its allocation procedures pertaining to these costs and expenditures and its rates for personnel and other charges.  Such allocations shall be subject to audit under Clause 1.8.

Section 2	Direct Charges

Paltar shall charge the Operating Account with all costs and expenditures incurred by Paltar for the conduct of Operations.  Charges for services normally provided by an operator such as those contemplated in Clauses 2.7.2 and 2.7.3 which are provided by Paltar’s Affiliate shall reflect the cost to the Affiliate, excluding profit, for performing such services, except as otherwise provided in Clause 2.6 and Clause 2.7.1.

Charges shall only be applied to the Operating Account to the extent such charges are reasonably incurred in the legitimate exercise of Operations under the Agreement and in bona fide arms-length transactions on commercial terms generally available in the market place.

The costs and expenditures shall be recorded as required for the settlement of accounts between the Parties hereto in connection with the rights and obligations under this Agreement and for purposes of complying with the tax laws of the Country of Operations and of such other countries to which any of the Parties may be subject.  Chargeable costs and expenditures may include, but are not limited to:

2.1	Permits

All costs, if any, attributable to the acquisition, maintenance, renewal or relinquishment of the Permits paid in accordance with the Petroleum Act when paid by Paltar in accordance with the provisions of the Agreement.

2.2	Salaries, Wages and Related Costs.

Salaries, wages and related costs include everything constituting the employees' total compensation, as well as the cost to Paltar of holiday, vacation, sickness, disability benefits, living and housing allowances, travel time, bonuses, and other customary allowances applicable to the salaries and wages chargeable hereunder, as well as the costs to Paltar for employee benefits, including but not limited to employee group life insurance, group medical insurance, hospitalization, retirement, severance payments required by the laws or regulations of the Country of Operations.

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Expenditures or contributions made pursuant to assessments imposed by governmental authority for payments with respect to or on account of employees described in Clause 2.2.1 and Clause 2.2.2 shall be chargeable to the Operating Account.

2.2.1
The salaries, wages and related costs of employees of Paltar and its Affiliates temporarily or permanently assigned in the Country of Operations and directly engaged in Operations shall be chargeable to the Operating Account;

2.2.2
The salaries, wages and related costs of employees of Paltar and its Affiliates temporarily or permanently assigned outside the Country of Operations directly engaged in Operations and not otherwise covered in Clause 2.7.2 of this Accounting Procedure shall be chargeable to the Operating Account;

2.2.3
Costs for salaries, wages and related costs may be charged to the Operating Account on an actual basis or at a rate based upon the average cost in accordance with Paltar's usual practice.  In determining the average cost, expatriate and national employees' rates shall be calculated separately and reviewed at least annually;

2.2.4
Reasonable expenses (including related travel costs) of those employees whose salaries and wages are chargeable to the Operating Account under Clauses 2.2.1 and 2.2.2 of this Section 2 and for which expenses the employees are reimbursed under the usual practice of Paltar shall be chargeable to the Operating Account; and

2.2.5	If employees are engaged in other activities in addition to the Operations, the cost of such employees shall be allocated on an equitable basis.

2.3	Employee Relocation Costs

2.3.1
Except as provided in Clause 2.3.3 of this Accounting Procedure, Paltar's cost of employees' relocation to or from an assignment with the Operations, whether within or outside the Country of Operations and whether permanently or temporarily assigned to the Operations, shall be chargeable to the Operating Account.  If such employee works on other activities in addition to Operations, such relocation costs shall be allocated on an equitable basis.

2.3.2
Such relocation costs shall include transportation of employees, families, personal and household effects of the employee and family, transit expenses, and all other related costs in accordance with Paltar's usual practice.

2.3.3
Relocation costs to an assignment that is not with the Operations to another location shall not be chargeable to the Operating Account unless the place of the new assignment is the point of origin of the employee or unless otherwise agreed by the Operating Committee.

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2.4	Offices, Camps, and Miscellaneous Facilities.

The cost of maintaining any offices, sub-offices, camps, warehouses, housing, and other facilities of Paltar and/or Affiliates directly serving the Operations. If such facilities serve operations in addition to the Operations the costs shall be allocated to the properties served on an equitable basis.

2.5	Material

The cost, net of discounts taken by Paltar, of Material purchased or furnished by Paltar, Such costs shall include, but are not limited to, export brokers' fees, transportation charges, loading, unloading fees, export and import duties and licence fees associated with the procurement of Material and in-transit losses, if any, not covered by insurance. So far as it is reasonably practical and consistent with efficient and economical operation, only such Material shall be purchased for, and the cost thereof charged to, the Operating Account as may be required for immediate use.

2.6	Exclusively Owned Equipment and Facilities of Paltar and Affiliates.

Charges for providing its exclusively owned equipment, facilities, and utilities of Paltar or any of its Affiliates at rates not to exceed the average commercial rates of non-affiliated third parties then prevailing for like equipment, facilities, and utilities for use in the area where the same are used hereunder.  On request, Paltar shall furnish Nation a list of rates and the basis of application. Such rates shall be revised from time to time if found to be either excessive or insufficient, but not more than once every six months.

Exclusively owned drilling tools and other equipment lost in the hole or damaged beyond repair may be charged at replacement cost less depreciation plus transportation costs to deliver like equipment to the location where used.

2.7	Services

2.7.1	The charges for services provided by third parties shall be chargeable to the Operating Account.

2.7.2
The cost of services performed by Paltar’s Affiliates’ technical and professional staffs not located within the Country of Operation and not otherwise covered under Clause 2.2.2 of this Accounting Procedure, shall be chargeable to the Operating Account. The individual rates shall include salaries and wages of such technical and professional personnel, lost time, governmental assessments, and employee benefits.  Costs shall also include all support costs necessary for such technical and professional personnel to perform such services, such as, but not limited to, rent, utilities, support staff, drafting, telephone and other communication expenses, computer support, supplies, depreciation, and other reasonable expenses.

2.8	Insurance

Premiums paid for insurance required by law or the Agreement to be carried for the benefit of the Operations.

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2.9	Damages and Losses to Property

2.9.1
All costs or expenditures necessary to replace or repair damages or losses incurred by fire, flood, storm, theft, accident, or any other cause shall be chargeable to the Operating Account. Paltar shall furnish Nation written notice of damages or losses incurred in excess of fifty thousand Australian dollars (A$ 50,000.00) as soon as practical after report of the same has been received by Paltar.  All losses in excess of fifty thousand Australian dollars (A$ 50,000.00) shall be listed separately in the monthly statement of costs and expenditures.

2.9.2	Credits for settlements received from insurance carried for the benefit of Operations and from others for losses or damages to Property or Materials shall be chargeable to the Operating Account.

2.9.3	Expenditures incurred in the settlement of all losses, claims, damages, judgments, and other expenses for the account of Operations shall be chargeable to the Operating Account.

2.10	Litigation, Dispute Resolution and Associated Legal Expenses

The costs and expenses of litigation, dispute resolution and associated legal services necessary for the protection of the Operations under the Agreement as follows:

2.10.1
Legal services, other than those provided by the internal legal staffs of the Parties or their Affiliates, necessary or expedient for the protection of the Operations, and all costs and expenses of litigation, arbitration or other alternative dispute resolution procedure, including reasonable attorneys' fees and expenses, together with all judgments obtained against the Parties or any of them arising from the Operations.

2.10.2
If the Parties shall so agree, litigation, arbitration or other alternative dispute resolution procedures resulting from actions or claims affecting the Operations hereunder may be handled by the legal staff of one or any of the Parties or their respective Affiliates; and a charge commensurate with the reasonable costs of providing and furnishing such services rendered may be made by the Party or the Affiliate providing such service to Paltar for the Operating Account, but no such charges shall be made until approved by the Parties.

2.11	Taxes and Duties

All taxes, duties, assessments and governmental charges, of every kind and nature, assessed or levied upon or in connection with the Operations, other than any that are measured by or based upon the revenues, income and net worth of a Party.

If Paltar or an Affiliate is subject to income or withholding tax as a result of services performed at cost for the operations under the Agreement, its charges for such services may be increased by the amount of such taxes incurred (grossed up).

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2.12	Ecological and Environmental

Costs incurred on the Property as a result of statutory regulations for archaeological and geophysical surveys relative to identification and protection of cultural resources and/or other environmental or ecological surveys as may be required by any regulatory authority. Also, costs to provide or have available pollution containment and removal equipment plus costs of actual control, clean up and remediation resulting from responsibilities associated with Hydrocarbon contamination as required by all applicable laws and regulations.

2.13	Decommissioning (Abandonment) and Reclamation.

Costs incurred for decommissioning (abandonment) and reclamation of the Property, including costs required by governmental or other regulatory authority or by the Agreement.

2.14	Other Expenditures

Any other costs and expenditures incurred by Paltar for the necessary and proper conduct of the Operations and not covered in this Section 2 or in Section 3.

Section 3	Indirect Charges

3.1	Purpose

Paltar shall charge the Operating Account monthly for the cost of indirect services and. related office costs of Paltar and its Affiliates not otherwise provided in this Accounting Procedure. Indirect costs chargeable under this Section 3 represent the cost of general assistance and support services provided by Paltar and its Affiliates. These costs are such that it is not practical to identify or associate them with specific projects but are for services which provide the Operations with needed and necessary resources which Paltar requires and provide a real benefit to Operations. No cost or expenditure included under Section 2 shall be included or duplicated under this Section 3. The charges under Section 3 are not subject to audit under Clauses 1.8.1 and 1.8.2 of this Accounting Procedure other than to verify that the overhead percentages are applied correctly to the expenditure basis.

3.2	Amount

3.2.1
The indirect charge under Clause 3.1 of this Accounting Procedure for any month shall equal the greater of the total amount of indirect charges for the period beginning at the start of the year through the end of the period covered by Paltar's invoice (Year-to-Date) determined under Clause 3.2.2 of this Accounting Procedure, less indirect charges previously made under Clause 3.1 of this Accounting Procedure for the year in question, or the amount of the minimum assessment determined under Clause 3.2.3, calculated on an annualized basis (but reduced pro rata for periods of less than one year), less indirect charges previously made under Clause 3.1 for the year in question.

3.2.2	Unless exceeded by the minimum assessment under Clause 3.2.3, the aggregate Year-to-Date indirect charges shall be a percentage of the Year-to-Date expenditures, calculated on the following scale:

Annual Expenditures

$0 to A$ 3,000,000 of expenditures = 5%

Next A$ 7,000,000  of expenditures = 4%

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Next A$11,000,000 of expenditures = 3%

Excess above A$ 11,000,000 of expenditures = 1.5%

3.2.3	A minimum amount of A $ 36,000.00 shall be assessed each year calculated from the Effective Date and shall be reduced pro rata for periods of less than a year.

3.3	Indirect Charge for Projects.

If a major infrastructure construction project is undertaken, a separate indirect charge for such project shall be approved by the Operating Committee at the time of approval of the project.

Section 4	Acquisition of Material

4.1	Acquisitions

Materials purchased for the Operating Account shall be charged at net cost paid by Paltar. The price of Materials purchased shall include, but shall not be limited to export broker's fees, insurance, transportation charges, loading and unloading fees, import duties, licence fees, and demurrage (retention charges) associated with the procurement of Materials, and applicable taxes, less all discounts taken.

4.2	Materials Furnished by Paltar

Materials required for operations shall be purchased for direct charge to the Operating Account whenever practicable, except Paltar may furnish such Materials from its stock under the following conditions:

4.2.1
New Materials transferred from the warehouse or other properties of Paltar hall be priced at net cost determined in accordance with Clause 4.1 above as if Paltar had purchased such new Material just prior to its transfer.  Such net costs shall in no event exceed the then current market price.

4.2.2
Material which is in sound and serviceable condition and suitable for use without repair or reconditioning shall be classed as Condition ‘B’ and priced at 75% of such new purchase net cost at the time of transfer.

4.2.3
Materials not meeting the requirements of Clause 4.2.2 above, but which can be made suitable for use after being repaired or reconditioned, shall be classed as Condition "C" and priced at 50% of such new purchase net cost at the time of transfer.  The cost of reconditioning shall also be charged to the Operating Account provided the Condition ‘C’ price, plus cost of reconditioning, does not exceed the Condition ‘B’ price; and provided that Material so classified meet the requirements for Condition ‘B’ Material upon being repaired or reconditioned.

4.2.4	Material which cannot be classified as Condition ‘B’ or Condition ‘C’, shall be priced at a value commensurate with its use.

4.2.5
Tanks, derricks, buildings, and other items of Material involving erection costs, if transferred in knocked-down condition, shall be graded as to condition as provided in this Clause 4.2 of Section 4, and priced on the basis of knocked-down price of like new Material.

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4.2.6
Material including drill pipe, casing and tubing, which is no longer useable for its original purpose but is useable for some other purpose, shall be graded as to condition as provided in this Clause 4.2 of Section 4.  Such Material shall be priced on the basis of the current price of items normally used for such other purpose if sold to third parties.

4.3	Premium Prices

Whenever Material is not readily obtainable at prices specified in Clauses 4.1 and 4.2 of this Clause IV because of national emergencies, strikes or other unusual causes over which Paltar has no control, Paltar may charge the Operating Account for the required Material at Paltar's actual cost incurred procuring such Material, in making it suitable for use, and moving it to Permit area, provided that notice in writing, including a detailed description of the Material required and the required delivery date, is furnished to Nation of the proposed charge at least 10 days (or such shorter period as may be specified by Paltar) before the Material is projected to be needed for operations and prior to billing Nation for such Material the cost of which exceeds fifty thousand Australian dollars (A $ 50,000.00).  Nation shall have the right, by so electing and notifying Paltar within seven (7) days (or such shorter period as may be specified by Paltar) after receiving notice from Paltar, to furnish in kind all or part of his share of such Material per the terms of the notice which is suitable for use and acceptable to Paltar both as to quality and time of delivery.  Such acceptance by Paltar shall not be unreasonably withheld.  If Material furnished is deemed unsuitable for use by Paltar, all costs incurred in disposing of such Material or returning Material to owner shall be borne by Nation furnishing the same unless otherwise agreed by the Parties.  If Nation fails to properly submit an election notification within the designated period, Paltar is not required to accept Material furnished in kind by Nation.  If Paltar fails to submit proper notification prior to billing Nation for such Material, Paltar shall only charge the Operating Account on the basis of the price allowed during a "normal" pricing period in effect at time of movement.

4.4	Warranty of Material Furnished by Paltar

Paltar does not warrant the condition or fitness for the purpose intended of the Material furnished. In case defective Material is furnished by Paltar for the Operating Account, credit shall not be passed to the Operating Account until adjustment has been received by Paltar from the manufacturers or their agents.

Section 5	Disposal of Materials

5.1	Disposal

Paltar shall be under no obligation to purchase the interest of Nation in new or used surplus Materials.  Paltar shall have the right to dispose of Materials but shall advise and secure prior agreement of the Operating Committee of any proposed disposition of Materials having an original cost to the Operating Account either individually or in the aggregate of A$ 50,000 or more.  When Operations are relieved of Material charged to the Operating Account, Paltar shall advise Nation of the original cost of such Material to the Operating Account so that the Parties may eliminate such costs from their asset records.  Credits for Material sold by Paltar shall be made to the Operating Account in the month in which payment is received for the Material.  Any Material sold or disposed of under this Clause shall be on an ‘as is, where is’ basis without guarantees or warranties of any kind or nature. Costs and expenditures incurred by Paltar in the disposition of Materials shall be charged to the Operating Account.

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5.2	Material Purchased by Nation or its Affiliate

Proceeds received from disposed Material purchased by Nation or its Affiliate shall be credited to the Operating Account, with new Material valued in the same manner as new Material under Clause 4.2.1 of this Accounting Procedure and used Material valued in the same manner as used Material under Clause 4.2.2 of this Accounting Procedure, unless otherwise agreed by the Operating Committee.

5.3	Sales to Third Parties

Proceeds received from Material purchased from the Property by third parties shall be credited by Paltar to the Operating Account at the net amount collected by Paltar from the buyer. If the sales price is less than that determined in accordance with the procedure set forth in Clause 5.2 of this Accounting Procedure, then approval by the Operating Committee shall be required prior to the sale.  Any claims by the buyer for defective materials or otherwise shall be charged back to the Operating Account if and when paid by Paltar.

Section 6	Inventories

6.1	Periodic Inventories - Notice and Representation

At reasonable intervals, inventories shall be taken by Paltar of all Material held in warehouse stock on which detailed accounting records are normally maintained.  The expense of conducting periodic inventories shall be charged to the Operating Account.  Paltar shall give Nation written notice at least 60 days in advance of its intention to take inventory, and Nation, at its sole cost and expense, shall each be entitled to have a representative present.  The failure of Nation to be represented at such inventory shall bind such Nation to accept the inventory taken by Paltar, who shall in that event furnish Nation with a reconciliation of overages and shortages.  Inventory adjustments to the Operating Account shall be made for overages and shortages.  Any adjustment equivalent to A$ 50,000 or more shall be brought to the attention of the Operating Committee.

6.2	Special Inventories

Whenever there is a sale or change of interest in the Agreement, a special inventory may be taken by Paltar provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof. In such cases, both the seller and the purchaser shall be entitled to be represented and shall be governed by the inventory so taken.

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